Exhibit 10.12

CONFIDENTIAL

October 16, 2023

Dr. Thomas Chen, M.D., Ph.D.

Chief Executive Officer & Chief Scientific Officer

NeOnc Technologies Holdings, Inc.

8335 Sunset Boulevard, Suite 240

Los Angeles, CA 90069

RE:	Financial Advisory Agreement

Dear Dr. Chen:

This letter confirms our agreement that NeOnc Technology Holdings, Inc. (the “Company”) is hereby engaging Maxim Group LLC (together with its affiliates and subsidiaries, “Maxim”) to act as the Company’s non-exclusive advisor whereby Maxim has already rendered and may render certain additional advisory services to the Company, as enumerated in Section 1 below.

Upon acceptance (indicated by your signature below), this letter agreement (the “Agreement”) will confirm the terms of the engagement between Maxim and the Company on the terms and conditions set forth herein.

1.	Appointment.

Maxim shall render certain advisory services (the “Advisory Services”) to the Company, including consultation and advice with respect to matters in connection with the Company’s initial public offering (the “Offering”).

2.	Information.

The parties acknowledge and agree that the Company may provide Maxim with non-confidential and publicly available information. To the extent it may be deemed advisable for the Company to provide Maxim with any confidential or non-public information, the parties agree that they shall agree upon and execute a confidentiality agreement containing provisions that are customary for a transaction or relationship of a similar nature. The Company recognizes and confirms that Maxim will use and rely on such information, and further represents that to the best of its knowledge, the information provided to Maxim will be complete and correct in all material aspects and will not contain any untrue statements.

3.	Compensation.

As compensation for the services rendered and to be rendered hereunder by Maxim, Maxim shall receive an advisory fee equal to three-quarters of one percent (0.75%) of the gross proceeds of the Offering.

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

4.	Term of Engagement.

Maxim’s engagement hereunder shall terminate on the earlier of the date that is six (6) months from the date of execution or upon thirty days’ notice by the Company. The date of termination of this Agreement is referred to herein from time to time as the “Termination Date.” The period of time during which this Agreement remains in effect is referred to herein from time to time as the “Term”. Notwithstanding anything herein to the contrary, Sections 3, 4, 5, 6, 7, 8, 10, 12, 14 and Exhibit A attached hereto will survive any termination or expiration of this Agreement.

5.	Indemnification.

The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to the Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of the Agreement.

6.	SECTION INTENTIONALLY LEFT BLANK

7.	Other Acknowledgements and Undertakings.

The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, finder, advisor and/or investment banker to other companies in the industry in which the Company is involved. Subject to the provisions of any confidentiality agreement that may be entered into between the Company and Maxim and to the provisions of this Section 6, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association; provided that Maxim and any of its member, manager, officer, employee, agent or representative shall not use the Information for the purpose of or in the context of such other engagement or for the benefit of any person, company or entity other than the Company.

8.	Governing Law; Jurisdiction; Waiver of Jury Trial.

This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and Maxim each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Maxim further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process in any such suit, action or proceeding. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

9.	Representations and Warranties.

Company and Maxim each respectively represent and warrant that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed and constitutes a legal, valid and binding agreement of such party enforceable against it in accordance with its terms; and (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) such party’s certificate or articles of incorporation or by-laws, or (ii) any agreement to which such party is a party or by which any of its property or assets is bound.

10.	Parties; Assignment; Independent Contractor; No Tax Advice.

This Agreement has been and is made solely for the benefit of Maxim and the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit A and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in this Agreement will confer any rights upon, nor will this Agreement be construed to create any rights in, any person who is not party to such Agreement, other than as set forth in this section. The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment will be null and void. Maxim has been retained under this Agreement as an independent contractor, and it is understood and agreed that this Agreement does not create a fiduciary relationship between Maxim and the Company or their respective Boards of Directors. Maxim shall not be considered to be the agent of the Company for any purpose whatsoever and Maxim is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner whatsoever. The Company acknowledges that Maxim does not provide accounting, tax or legal advice. The Company is authorized, however, subject to applicable law, to disclose any and all aspects that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits.

11.	Notices.

All notices will be in writing and will be effective when delivered in person or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Dr. Thomas Chen, M.D., Ph.D.
Chief Executive Officer & Chief Scientific Officer
NeOnc Technologies Holdings, Inc.
8335 Sunset Boulevard, Suite 240
Los Angeles, CA 90069

To Maxim:	Maxim Group LLC
300 Park Avenue
New York, NY 10022
Attention: Clifford A. Teller and James Siegel, Esq.
Telephone: (212) 895-3500
Facsimile: (212) 895-3783 and (212) 895-3860

12.	Validity.

In case any term of this Agreement will be held invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement will not in any way be affected thereby.

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

13.	Counterparts.

This Agreement may be executed in counterparts and each of such counterparts will for all purposes be deemed to be an original, and such counterparts will together constitute one and the same instrument.

14.	Limitation of Liability.

Maxim and the Company further agree that neither Maxim nor any of its affiliates or any of its/their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to the Advisory Services detailed in Section 1, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Maxim and that are finally and fully judicially determined to have resulted solely from the gross negligence, bad faith or willful misconduct of Maxim. It is understood and agreed that this Section 13 is separate and apart from the indemnification provisions set forth in Exhibit A.

[Signature page follows]

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

We are excited about this assignment and look forward to working with you. If you are in agreement with the foregoing, please execute and return the enclosed copy of this Agreement. Your signature below shall indicate the Company’s agreement to the terms hereof.

Very truly yours,

MAXIM GROUP LLC

/s/ Justin Rabinowitz
Name:	Justin Rabinowitz
Title:	Director, Investment Banking

/s/ Mario Leite
Name:	Mario Leite
Title:	Managing Director, Investment Banking

/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

Agreed to and accepted as of this 16th day of October, 2023

NEONC TECHNOLOGIES HOLDINGS, INC.

/s/ Thomas Chen
Name:	Thomas Chen, MD, PhD.
Title:	Chief Executive Officer

/s/ Amir F. Heshmatpour
Name:	Amir F. Heshmatpour
Title:	Executive Chairman

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

In addition to and without limiting any other right or remedy available to Maxim and the Indemnified Parties (as hereinafter defined), the Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. For greater certainty, the foregoing indemnification obligation shall only apply to Losses incurred by Maxim resulting from an action or proceeding instituted by a party other than the Company and shall in no way limit the right or ability of the Company to seek indemnification from Maxim for breach or failure by Maxim to respect or fulfill its obligations under the Agreement.

The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent that the failure to notify materially prejudices the Company. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the reasonable fees, expenses and disbursements of such counsel shall be borne by the Company unless the Company is providing counsel which is acceptable to the Indemnified Party, such acceptance to not be unreasonably withheld. In the event Company is providing counsel, and an Indemnified Party chooses to engage its own counsel the Indemnified Party shall bear the fees, expenses and disbursements.

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

October 2023

Notwithstanding the foregoing, if an Indemnified Party chooses to elect its counsel after it has been informed by counsel that a conflict would arise from such joint representation (of the Company and an Indemnified Party(ies)), then the Company shall pay the reasonable fees and disbursements of no more than one such separately retained counsel. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim (which consent shall not be unreasonably withheld), settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party. No Indemnified Party seeking indemnification, reimbursement or contribution hereunder will, without the prior written consent of the Company, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and its stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

300 Park Ave. * New York, NY 10022 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com